PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2013 RESULTS

DALLAS, TEXAS …August 6, 2013 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $24.0 million for the second quarter of 2013 compared to $22.1 million in the same period of 2012.  Operating income was $2.9 million in the second quarter of 2013 compared to $2.2 million in the same period in 2012.  Income from continuing operations after taxes for the second quarter of 2013 was $1.8 million, or $0.15 per diluted share, compared to $1.2 million, or $0.10 per diluted share, in the second quarter of 2012.

For the six months ended June 30, 2013, sales were $45.5 million compared to $42.6 million in the previous year.  Operating income was $4.4 million for the first six months of 2013 compared to $3.7 million for 2012.  Income from continuing operations after taxes for the six months ended June 30, 2013 was $2.7 million or $0.22 per diluted share, compared to $2.1 million, or $0.17 per diluted share, in 2012.

Net sales increased in 2013 principally due to higher demand for various Security Products within the postal market, and to a lesser extent from an increase in Marine Components sales beyond the high performance boat market through gains in market share.  Operating income for the second quarter and for the six months ended June 30, 2013 increased as a result of the higher sales and related improvement in cost efficiencies.  In addition, lower self-insured medical expenses positively impacted the quarter-over-quarter comparison, but such medical expenses were comparable for the year-to-date periods.

“We are pleased with the 17% increase in our operating income over the prior year six-month period attributable to the growth in sales and prudent cost management,” commented David A. Bowers, President & CEO.  “While sales were stronger, they were not as broad based as we would have liked.  Strength in a few large customers significantly offset a general weakness with many of our small customers who appear to be experiencing a greater impact from the slow economy.  In addition to the positive operating results, we have improved our balance sheet with the full prepayment of our outstanding indebtedness in July 2013.  Our positive year-to-date operating results and elimination of our debt should position us well to handle the current market conditions, which we expect will persist for the remainder of the year.”

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2013	2012	2013

Net sales	$22.1	$24.0	$42.6	$45.5
Cost of goods sold	15.6	16.4	30.1	31.9
Gross profit	6.5	7.6	12.5	13.6
Selling, general and administrative expense	4.3	4.7	8.8	9.2
Operating income	2.2	2.9	3.7	4.4
Other non-operating expenses, net	(0.1)	-	(0.2)	(0.1)
Income from continuing operations before taxes	2.1	2.9	3.5	4.3
Provision for income taxes	0.9	1.1	1.4	1.6
Income from continuing operations after taxes	1.2	1.8	2.1	2.7
Discontiued operations, net of tax	0.9	-	1.5	-
Net income	$2.1	$1.8	$3.6	$2.7

Net income per diluted common share:
Conitnuing operations	$0.10	$0.15	$0.17	$0.22
Discontinued operations	0.07	-	0.12	-
Net income	$0.17	$0.15	$0.29	$0.22

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2012	2013
Assets		(Unaudited)

Current assets:
Cash and equivalents	$63.8	$52.7
Accounts receivable, net	8.5	10.7
Inventories, net	11.2	12.3
Deferred income taxes and other	7.1	3.2
Total current assets	90.6	78.9

Goodwill	23.7	23.7
Net property and equipment	33.7	33.5
Other noncurrent	2.2	0.6

Total assets	$150.2	$136.7

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$1.0	$1.0
Accounts payable and accrued liabilities	11.1	9.1
Income taxes	12.2	0.2
Other	0.1	-
Total current liabilities	24.4	10.3

Long-term debt	17.5	17.0
Deferred income taxes	6.2	6.7
Stockholders’ equity	102.1	102.7

Total liabilities and stockholders’ equity	$150.2	$136.7